Exhibit 99.1

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Brian Henry	Blaine Davis
	Communications	Investor Relations
	609-252-3337	212-546-4631
	brian.henry@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB ANNOUNCES AGREEMENT

WITH THE U.S. ATTORNEY’S OFFICE IN NEW JERSEY

(NEW YORK, June 15, 2005) — Bristol-Myers Squibb Company (NYSE: BMY) announced today that it has resolved the investigation by the U.S. Attorney’s Office in New Jersey relating to wholesaler inventory and various accounting matters, in a Deferred Prosecution Agreement (Agreement) with the government. The government will not pursue its filed criminal complaint if it is satisfied after two years that the company has complied with all of the terms of the Agreement. Under the Agreement, the company will make an additional payment of $300 million to the shareholder fund previously established in connection with the company’s settlement with the Securities and Exchange Commission (SEC) announced in August 2004. In connection with the Agreement, the company will record an additional reserve of $249 million in the second quarter.

The company separately announced today that the Board of Directors has elected as non-executive chairman, James D. Robinson III, a director since 1976, following the Board’s decision to separate the roles of chairman and chief executive officer and as part of its Agreement with the government. Peter R. Dolan will continue in his role as chief executive officer and as a member of the Board of Directors.

Mr. Dolan said: “The company is very pleased to have reached this resolution with the U.S. Attorney. We are determined that the mistakes of the past not be repeated and that the company’s reputation for adhering to the highest standards of ethical business practices be fully restored. The company looks forward to continuing to build on our recent successes, including four new product approvals within the past two and one-half years. I will devote full focus to my CEO duties and leading the company in capitalizing on the multiple opportunities ahead.”

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Mr. Robinson stated: “The Board is pleased that the company has reached agreement with the New Jersey U.S. Attorney’s Office, and is unanimously supportive of Peter Dolan, who has earned our respect and confidence by his dedication, successful track record leading the company during this period of challenge and by developing and driving a very promising strategic plan for the future. I look forward to working with the CEO and my Board colleagues to help further strengthen the company’s bright prospects for the future.”

In addition, under the Agreement, the Honorable Frederick B. Lacey, a former federal judge, will be appointed as independent Monitor through at least April 2007 to oversee the company’s compliance with all of the terms of the Agreement. Judge Lacey has served as an Independent Advisor to the company since June 2003 and pursuant to the SEC settlement since August 2004. Also under the two-year Agreement, the company will maintain and continue to implement remedial measures pursuant to the settlement with the SEC, take certain additional remedial action and continue to cooperate with the U.S. Attorney’s Office, including with respect to the ongoing investigation regarding individual current and former employees of the company. The Agreement is posted on the company’s website at www.bms.com.

Bristol-Myers Squibb Company is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. For details and a discussion of these and other risks and uncertainties, see the company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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